Exhibit 10.4

NOTICE OF GRANT OF
ANNUAL AWARD UNITS
UNDER PALL CORPORATION
2012 STOCK COMPENSATION PLAN

January ___, 201_

To:

From:    Pall Corporation (the “Company”)

Re:    Grant of Annual Award Units

We are pleased to advise you that on January ___, 201_, you were granted [ ] Annual Award Units pursuant to Section 8(a)(i) of the Pall Corporation 2012 Stock Compensation Plan (the “Plan”). These Units were granted to you on the following terms and conditions:

1.    The Units granted to you have been credited to a bookkeeping account which the Company has established for you under the Plan (your “Plan Account”). Each Unit so credited represents the right to receive one share of Pall Corporation Common Stock at the time, and subject to the conditions, specified in Section 3 below.

2.    Until payment is made with respect to the Units in your Plan Account, additional Units (“Dividend Equivalent Units”) will be credited to your Plan Account on each date on which the Company pays a dividend on its Common Stock (“Dividend Payment Date”). The number of Dividend Equivalent Units that will be so credited will be determined by first multiplying (A) the total number of Annual Award Units and Dividend Equivalent Units standing to your credit in the account immediately prior to the Dividend Payment Date, by (B) the per-share amount of the dividend paid on that date, and then, dividing the resulting amount by the closing price per share of the Company’s Common Stock on that date.

3.     The Units in your Plan Account will become payable upon your ceasing to be a member of the Board of Directors of the Company for any reason other than removal for cause. Payment will be made to you, (or in the event of your death, to the person or persons you have designated as your beneficiary for purposes of the Plan or to your estate if you have not furnished a beneficiary designation form to the Company) as follows: by the deposit of an equivalent number of whole and fractional shares into a brokerage account created in your name by the third party administrator charged with performing the recordkeeping services for the Plan.
4.    All Annual Award Units granted to you and all Dividend Equivalent Units credited to you under the Plan are subject to the following additional terms and conditions:

(a)    Until payment is made with respect to such Units in accordance with Section 3 above, you will have none of the rights of a shareholder with respect to the shares of Common Stock represented by those Units, other than the right to be credited with “Dividend Equivalents” thereon as provided in Section 2 above.

(b)    Your right to receive payment with respect to such Units is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors.

(c)    The Plan constitutes only a promise on the Company’s part to make payment to you in the future with respect to such Units in accordance with the terms of the Plan (summarized in Section 3 above), and you will have no more than the status of a general unsecured creditor of the Company with respect to your right to receive such payment.

(d)    Such Units are subject to all of the other terms and provisions of the Plan as in effect from time to time except that no amendment, suspension or termination of the Plan may adversely affect your rights, without your written consent, with respect to any Awards previously granted to you.

The foregoing is a summary of the terms of the Annual Awards Units granted to you but is qualified by reference to the Plan itself, a copy of which will be furnished to you upon request to Linda Villa (phone: 516-801-9504; fax: 516-801-9643; e-mail: linda_villa@pall.com).

Accompanying this Notice of Grant is a form by which you may designate a beneficiary to receive the stock issued in payment of the Units in your account in the event of your death. If you do not sign and return the beneficiary designation form, payment will be made to your estate.